Exhibit 99.1

Tianli Agritech Receives NASDAQ Notification of Non-Compliance with
Minimum Bid Price Rule

WUHAN CITY, China- ( PR NEWSWIRE 2/12/13) -Tianli Agritech, Inc. (NASDAQ:OINK) (“Tianli” or the “Company”), a leading producer of breeder hogs, market hogs and black hogs based in Wuhan City, China, acknowledges receipt of a letter from NASDAQ citing the minimum bid price of the Company’s common shares was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 5450(a)(1).  The Company has been provided with a period of 180 calendar days, or until August 5, 2013, to regain compliance with the Minimum Bid Price Rule. The NASDAQ letter has no immediate effect on the listing of the Company’s shares.

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), Tianli may regain compliance with the Minimum Bid Price Rule if the bid price of its common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at any time prior to August 5, 2013. The Company is currently evaluating available options to resolve the deficiency and regain compliance with the Minimum Bid Price Rule.

About Tianli Agritech, Inc.
Tianli Agritech, Inc. specializes in breeding, raising and distributing hogs in the People's Republic of China. The company's mission is to provide people the best quality pork meat, especially traditional Chinese Enshi Black Hogs. The company constantly conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:
Company – US
Tianli Agritech, Inc.
Mr. Simon Guo
Vice President and US Representative
Phone: +1-347-343-0580
Email: simon@tianli-china.com
Web: http://www.tianli-china.com

Company – CHINA
Tianli Agritech, Inc.
Ms. Joyce Shen
Administrative Secretary
Phone: 86-27-82740726 x 895
Email: ir@tianli-china.com
Web: http://www.tianli-china.com

Investor Relations
Mr. John Mattio
MZ Group, SVP
Phone: (212) 301-7130
Email: john.mattio@mzgroup.us
Web: http://www.mzgroup.us